U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 10, 2019

MEDICINE MAN TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-55450	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

4880 Havana Street

Suite 201

Denver, Colorado 80239

(Address of principal executive offices)

(303) 371-0387

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Effective January 10, 2019, we entered into term sheets to acquire three cannabis and cannabis related companies, including the following:

•	FutureVision 2020, LLC and Futurevision Ltd., Inc. dba Medicine Man (in the aggregate, “Medicine Man”), owners of several licensed dispensaries and a cultivation facility in the Denver, CO metro area. Medicine Man currently owns the only cannabis research license in the state of Colorado, with a federal research license pending. It is also a leading cultivator, retailer and one of the best-known brands in the cannabis sector, wining over a dozen industry awards. Medicine Man operates out of a 40,000-square foot cultivation operation and has four popular retail locations across the Denver metropolitan area;

•	MedPharm Holdings, LLC, a company that develops and manages intellectual property related to the manufacture and formulation of products containing cannabinoid extracts. Management of MDCL believes that this acquisition will bring world-class processing and pharmaceutical-grade products to the company; and

•	MX LLC, the holder of licenses that allow it to be a manufacturer of marijuana infused products (‘edibles”) in the Denver metro area. It is a licensee of MedPharm.

These acquisitions are subject to various terms and the satisfaction of various conditions, including obtaining the approval of our shareholders, completion of financial audits for each company proposed to be acquired demonstrating that their financial condition are consistent with the representations made to us and execution of definitive agreements between the respective parties.. In addition, because they are the holders of cannabis licenses issued by the Marijuana Enforcement Division (“MED”) in the State of Colorado, the acquisition of Medicine Man and MX also will require that proposals currently pending in the Colorado legislature to adopt and enact new laws which will allow for public company ownership of Colorado licensed business in the marijuana industry. These acquisitions will also require the approval of the MED, as well as local city and county rules concerning the transfer and sale of ownership interest to have their licenses assigned to MDCL.

In the event all of these acquisitions are successfully consummated, of which there can be no assurance, and based upon current revenues being generated by these companies, our management estimates our total annual revenue will increase by between $40 million and $50 million.

We have previously disclosed in our SEC filings of our intent to acquire these companies, including in our initial registration statement and subsequent annual reports filed with the SEC. Certain persons who are employed in management positions with us are also the owners of the entities proposed to be acquired, including Andy Williams, our current CEO and a director. These disclosure provided we would obtain independent valuations of all related party transactions prior to consummating any transaction involving a related party. WE have obtained two separate independent valuations of the entities to be acquired. The relevant term sheets provide that the value of the shares to be issued to each owner of the entities to be acquired shall be consistent with these independent valuations.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the execution of the term sheets described above is attached as Exhibit 99.4 and is hereby incorporated.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

99.4	Press Release Announcing Execution of term sheets to acquire MedPharm Holdings LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.
(Registrant)

Dated: January 14, 2019	By:	/s/ Andrew Williams
Andrew Williams, Interim Chief Executive Officer